Exhibit 99.2

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated   , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS]1

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated       , 20   )

Shares

Alcentra Capital Corporation

Common Stock

We are a specialty finance company that operates as a non-diversified, closed-end management investment company. Our investment objective is to generate both current income and capital appreciation primarily by making direct investments in lower middle-market companies in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investments. We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940. We intend to elect to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. We are an ‘‘emerging growth company’’ under the Jumpstart Our Business Startups Act of 2012 and are subject to reduced public company reporting requirements. We are externally managed by our investment adviser, Alcentra NY, LLC, which is registered as an investment adviser with the Securities and Exchange Commission, or the SEC. Alcentra NY provides the administrative services necessary for us to operate. We have limited experience operating as a BDC or a RIC, and Alcentra NY has limited experience serving as an investment adviser to a BDC and a RIC.

We are offering for sale       shares of our common stock. We have granted the underwriters a   -day option to purchase up to additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ABDC.” On      , the last reported sales price on the NASDAQ Global Select Market for our common stock was $    per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of    was $  .

The companies in which we invest are subject to special risks. For example, substantially all of the securities we invest in are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as ‘‘high yield’’ and ‘‘junk,’’ have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, a substantial amount of our investment portfolio will consist of debt investments for which issuers will not be required to make principal payments until the maturity of the loans, which will result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. A substantial amount of our subordinated debt and preferred equity investments pay payment-in-kind interest, which potentially creates negative amortization on a loan, resulting in an increase in the amounts that our portfolio companies will ultimately be required to pay us. Further, a material amount of our debt and preferred equity investments have interest reset provisions, which may make it more difficult for the borrowers to make debt repayments to us. Before buying any shares of our common stock, you should read the discussion of the material risks of investing in our common stock in “Risk Factors” in the accompanying prospectus.

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. It contains important information about us that a prospective investor ought to know before investing in our securities. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. The information is available free of charge by contacting us at 200 Park Avenue, 7th Floor, New York, New York 10166, or by telephone at (212) 922-8240 or on our website at www.alcentracapital.com. The Securities and Exchange Commission, or the SEC, maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to us (before expenses)(1)(2)	$	$

(1) We will incur approximately $      of estimated expenses, excluding the sales load, in connection with this offering. Our shareholders will bear such expenses, including the sales load.

(2) To the extent that the underwriters sell more than       shares of our common stock, the underwriters have the option to purchase up to an additional       shares of our common stock at the public offering price, less the sales load, within  days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price, sales load and proceeds to us will be $      , $ and $      , respectively.

The underwriters expect to deliver the shares on or about       , 20   .

The date of this prospectus supplement is    , 20

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

PROSPECTUS SUMMARY
THE OFFERING
FEES AND EXPENSES
SELECTED FINANCIAL AND OTHER DATA
SELECTED QUARTERLY DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
RATIOS OF EARNINGS TO FIXED CHARGES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
PORTFOLIO COMPANIES
SENIOR SECURITIES
MANAGEMENT
PORTFOLIO MANAGEMENT
MANAGEMENT AGREEMENTS
RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF OUR PREFERRED STOCK
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
DESCRIPTION OF OUR WARRANTS
DESCRIPTION OF OUR UNITS
PLAN OF DISTRIBUTION
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
REGULATION
CUSTODIAN, TRANSFER AGENT AND REGISTRAR
BROKERAGE ALLOCATION AND OTHER PRACTICES
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” before you make an investment decision.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under ‘‘Risk Factors’’ and the other information included in this prospectus carefully.

Except as otherwise indicated, the terms: ‘‘we,’’ ‘‘us,’’ ‘‘our’’ ‘‘Alcentra Capital’’ and the ‘‘Company’’ refer to Alcentra Capital Corporation; our ‘‘Adviser’’ or ‘‘Alcentra NY’’ refers to our investment adviser, Alcentra NY, LLC.

Alcentra Capital Corporation

We are a specialty finance company that operates as a non-diversified, closed-end management investment company. We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, which we refer to as the 1940 Act. In addition, commencing with our tax year ending December 31, 2014, we intend to elect for U.S. federal income tax purposes to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

We provide customized debt and equity financing solutions to lower middle-market companies, which we define as companies having annual earnings, before interest, taxes, depreciation and amortization, or EBITDA, of between $5 million and $15 million, and/or revenues of between $10 million and $100 million, although we may selectively make investments in larger or smaller companies. Our investments typically range in size from $5 million to $15 million.

Our Adviser has a history of investing in companies that seek capital to use for growth initiatives, change in ownership in leveraged buyouts or a generational change of ownership, or what we refer to as Growth Companies. We define a Growth Company as a company that has experienced growth of at least two to three times the rate of gross domestic product, or GDP or have a catalyst to achieve that type of growth. It has been the experience of our Adviser’s investment team that Growth Companies typically incur less leverage than larger companies in order to maintain the financial flexibility to continue to invest in the growth of their businesses. In the experience of our Adviser’s investment team, our targeted industry sectors tend to have a greater proportion of Growth Companies and therefore offer greater investment opportunities to pursue. Our targeted industry sectors are: healthcare and pharmaceutical services; defense, aerospace, homeland security and government services; business and outsourced services; and energy services. We may also make investments in portfolio companies that do not possess these characteristics or are outside of these industry sectors.

Our investment activities are managed by our Adviser pursuant to the terms of an investment advisory and management agreement, which we refer to as the Investment Advisory Agreement. We expect to source investments primarily through the extensive network of relationships that the principals of our Adviser have developed with financial sponsor firms, financial institutions, middle-market companies, management teams and other professional intermediaries.

On May 14, 2014, we completed our initial public offering or IPO, at a price of $15.00 per share. Through our IPO we sold 6,666,666 shares for gross proceeds of approximately $100,000,000. On June 6, 2014, we sold 750,000 shares through the underwriters’ exercise of the overallotment option for gross proceeds of $11,250,000.

On April 15, 2015, we completed a $40 million offering of unsecured notes (the ‘‘InterNotes’’) which commenced on January 29, 2015. The InterNotes_ bear interest at a rate of 6.5% and 6.375% payable semi-annually and have maturities ranging from five to seven years. The net proceeds of $39.2 million were used to reduce the outstanding borrowings on the Credit Facility.

Formation Transactions

On May 8, 2014, we purchased a portfolio of approximately $155.9 million in debt and equity investments which consisted of all of the investment assets of BNY Mellon-Alcentra Mezzanine III, L.P., which we refer to as Fund III, except for its equity investment and warrants in GTT Communications. We refer collectively to the portfolio investments that we acquired from Fund III as the Fund III Acquired Assets. We purchased the Fund III Acquired Assets from Fund III for $64.3 million in cash and $91.5 million in shares of our common stock . Concurrent with our acquisition of the Fund III Acquired Assets, we also purchased approximately $29 million of debt and equity investments held by BNY Alcentra Group Holdings, Inc., which we refer to as the Alcentra Group, for $29 million in cash.

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Portfolio Composition

We originate and invest primarily in middle-market companies (typically those with $5.0 million to $15.0 million of EBITDA) through first lien, second lien, unitranche and mezzanine debt financing, often times with a corresponding equity investment.

As of June 30, 2015, we had $285.2 million (at fair value) invested in 29 portfolio companies. Our portfolio included approximately 34% of first lien debt, 19.8% of second lien debt, 25.7% of mezzanine debt and 20.5% of equity investments at fair value. Going forward we intend to reduce our equity allocation to approximately 10 − 15% of our portfolio investments. At June 30, 2015, our average portfolio company investment at amortized cost and fair value was approximately $9.6 million and $9.8 million, respectively, and our largest portfolio company investment by amortized cost and fair value was approximately $16.6 million and $18.3 million, respectively. At June 30, 2015, 46% of our debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 54% bore interest at fixed rates. We intend to continue to re-balance our portfolio going forward with more investments that are floating rate loans.

The weighted average yield on all of our debt investments as of June 30, 2015 was approximately 12.1%. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of our subsidiary fees and expenses. The weighted average yield was computed using the effective interest rates for all of our debt investments, which represents the interest rate on our debt investment restated as an interest rate payable annually in arrears and is computed including cash and payment in kind, or PIK interest, as well as accretion of original issue discount. As a result, the weighted average yield figure set forth above does not represent the cash interest payments we received on our debt investments during the period noted above. In this regard, the weighted average cash yield on all of our debt investments as of June 30, 2015 was approximately 10.5%. These yields do not include the dividends, including PIK dividends, received on our preferred equity investments. PIK dividends on preferred equity functions in much the same way as PIK interest on debt investments in that it is paid in the form of additional preferred securities and not cash. There can be no assurance that the weighted average yield and the weighted average cash yield will remain at their current levels.

The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by any rating agency. If such investments were rated, we believe that they would likely receive a below-investment grade rating from a nationally recognized statistical rating organization, which is often referred to as ‘‘high-yield’’ or ‘‘junk.’’ Exposure to below-investment grade securities involves certain risks, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, a substantial portion of our investment portfolio consists of debt investments for which issuers are not required to make principal payments until the maturity of the loans, which may result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. As of June 30, 2015, approximately 21.2% of the income we received from our portfolio companies was in the form of non-cash income, such as contractual pay-in-kind, or PIK, interest. Since PIK interest involves us recognizing income without receiving cash representing such income, we may have difficulty meeting the annual distribution requirement applicable to RICs. Our failure to meet the annual distribution requirements could reduce the amounts available for distributions. In addition, the PIK feature of our subordinated debt and preferred equity investments increases our credit risk exposure over the life of the investments given that it increases the amounts that our portfolio companies will ultimately be required to pay us. Furthermore, we have not previously been required to manage our portfolio in accordance with the RIC asset diversification requirements. See ‘‘Risk Factors — If we are unable to meet the RIC asset diversification requirements, we may fail to qualify as a RIC’’ and ‘‘— PIK interest payments we receive increase our assets under management and, as a result, increases the amount of base management fees and incentive fees payable by us to our Adviser’’.

Organizational Structure

The following chart shows the ownership structure and various entities affiliated with us and our Adviser.

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(1)	For tax purposes, certain of our equity investments purchased are held by a wholly-owned subsidiary of ours.

Our Adviser

Our investment activities are managed by Alcentra NY, our investment adviser. Alcentra NY is the U.S. subsidiary of Alcentra Group, an asset management platform focused on below-investment grade credit, often referred to as ‘‘high-yield’’ or ‘‘junk.’’ Alcentra Group has offices in London, Dusseldorf, Singapore, New York and Boston and manages more than 75 investment vehicles and accounts totaling more than $23 billion in assets. The Alcentra Mezzanine professionals of our Adviser have worked together for more than 8 years and as of June 30, 2015 have invested more than $500 million in lower middle-market companies. Alcentra Mezzanine combines significant credit analysis, structuring capability and transactional experience within the larger credit investment platform of Alcentra Group.

Our Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring our investments and monitoring our portfolio companies on an ongoing basis through a team of investment professionals.

Our Adviser’s investment team is led by Paul J. Echausse, our President and Chief Executive Officer, and David Scopelliti, our Senior Vice President. Mr. Echausse was a founding member of Alcentra Mezzanine in 1998 through the investment of subordinated debt investments on the Bank of New York platform. Our Investment Committee is comprised of Paul J. Echausse, our President and Chief Executive Officer, Paul Hatfield, Chairman of our board of directors, Kevin Bannon, David Scopelliti, our Senior Vice President and Ellida McMillan, our Chief Accounting Officer. Members of our Investment Committee together with other investment professional of our Adviser, collectively have more than 60 years of such experience investing and lending across changing market cycles. As of June 30, 2015, the investment professionals of our Adviser have invested more than $500 million in debt and equity securities of primarily lower middle-market companies.

Our Adviser combines significant credit analysis, structuring capability and transaction experience within the larger credit investment platform of the Alcentra Group. See ‘‘Business — Alcentra Group and BNY Mellon.’’

We have entered into the Investment Advisory Agreement with our Adviser pursuant to which we pay a base management fee and incentive fees to our Adviser for its services under the agreement. See ‘‘Management Agreements — Investment Advisory Agreement — Management Fees.’’ Our Adviser has agreed to waive its fees (base management and incentive fee), without recourse against or reimbursement by us, for the remainder of the quarter in which the IPO was completed and the subsequent four quarters to the extent required in order for us to earn a quarterly net investment income to maintain a targeted dividend payment on shares of common stock outstanding on the relevant dividend payment dates of 9.0% (to be paid on a quarterly basis).

Our Administrator

We have entered into a fund administration and accounting agreement, or the Administration Agreement, with State Street Bank and Trust Company, pursuant to which State Street provides us with financial reporting, post-trade compliance, and treasury services. Pursuant to the Administration Agreement, we pay a fixed annual fee, paid in monthly installments in arrears, along with additional fees and expenses as incurred each month. See ‘‘Management Agreements — Administration Agreement.’’

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Alcentra Mezzanine

Alcentra Mezzanine, a division of Alcentra NY, has sponsored three private investment funds that focus on subordinated debt and equity investments in middle market companies, each of which is managed by Alcentra NY. Fund III, the last of the private investment funds, was formed in 2010 and is owned by institutional, family office and private wealth investors.

Alcentra Mezzanine combines significant credit analysis, structuring capability and transactional experience within the larger credit investment platform of the Alcentra Group.

Alcentra Group and BNY Mellon

The Alcentra Group was formed in 2002 through the merger of two asset management divisions from Barclays Bank Plc in the United Kingdom and Imperial Credit Industries, Inc. In January 2006, Alcentra Group was purchased by BNY Mellon. As a wholly-owned subsidiary of Bank of New York Mellon Corporation, which we refer to as BNY Mellon, the Alcentra Group manages approximately $25 billion in below-investment grade debt assets across more than 75 investment vehicles and funds. The Alcentra Group collectively employed 125 investment professionals as of June 30, 2015. Alcentra Group is the specialist below-investment grade debt manager within BNY Mellon’s group of asset management boutiques.

BNY Mellon is one of the largest bank holding companies in the U.S. with a market capitalization of approximately $46.4 billion and is also one of the largest securities servicing organizations with $28.6 trillion of assets under custody and administration and boasts a global platform across 35 countries as of June 30, 2015. BNY Mellon is a substantial player in asset management with approximately $1.7 trillion of assets under management as of June 30, 2015.

BNY Mellon also maintains a substantial ‘‘Wealth Management’’ business that provides investment advisory services to high net worth individuals, families and family offices. As of June 30, 2015, BNY Mellon’s Wealth Management business has 41 offices, many of which are in major metropolitan cities throughout the country, and manages more than $201 billion on behalf of their clients. BNY Mellon’s Wealth Management group interacts regularly with privately owned businesses and the family owners thereof. The Alcentra Mezzanine team maintains an active calling program on these offices as a source of deal flow and deal referrals. We utilize our access to the BNY Wealth Management platform as an important component of our network of relationships in sourcing investment opportunities.

Credit Facility

In connection with the IPO, we entered into a senior secured revolving credit agreement (Credit Facility) with ING Capital LLC, as administrative agent and lender. The Credit Facility had an initial commitment of $80 million with an accordion feature that allows for an increase in total commitments to $160 million. The Credit Facility was amended on August 11, 2015 to increase the accordion feature to allow for a future increase of the total commitments up to $250,000,000, subject to satisfaction of certain conditions at the time of any such future increase. As amended, the Credit Facility has a maturity date of August 11, 2020 and bears interest, at our election, at a rate per annum equal to (i) 2.25% plus the highest of a prime rate, the Federal Funds rate plus 0.5%, three month LIBOR plus 1%, and zero or (ii) 3.25% plus the one, three or six month LIBOR rate, as applicable. At such time as we and certain of our subsidiaries reach a combined net worth of $230 million, the interest rate per annum will be reduced to (i) 2.00% plus the highest of a prime rate, the Federal Funds rate plus 0.5%, three month LIBOR plus 1%, and zero or (ii) 3.00% plus the one, three or six month LIBOR rate, as applicable. The Credit Facility is secured by a first priority security interest in all of our portfolio investments, the equity interests in certain of our direct and indirect subsidiaries and substantially all of our other assets. We are also subject to customary covenants and events of default typical of a facility of this type. As of June 30, 2015, total commitments under the Credit Facility were $38.1 million.

Business Strategy

Our investment objective is to generate both current income and capital appreciation primarily by making direct investments in lower middle-market companies in the form of senior debt, unitranche, second lien, subordinated debt and, to a lesser extent, senior debt and minority equity investments. The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies will not be rated by any rating agency. If such investments were rated, we believe that they would likely receive a rating below-investment grade, which is often referred to as ‘‘high-yield’’ and ‘‘junk.’’ While our primary investment focus is to make loans to, and selected equity investments in, privately-held lower-middle-market companies, we may also make selective investments in larger or smaller companies. Our business strategy to achieve our investment objective consists of (1) identifying market opportunity; (2) distinguishing our competitive advantages; (3) evaluating investment opportunities and (4) sourcing, structuring and supervising investments.

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Market Opportunity

We believe that the limited amount of capital available to lower middle-market companies, coupled with the desire of these companies for flexible and partnership-oriented sources of capital, creates an attractive investment environment for us. We believe the following factors will continue to provide us with opportunities to grow and deliver attractive returns to our stockholders.

The Lower Middle-market Represents a Large, Underserved Market. We believe that lower middle-market companies, most of which are privately held, are relatively underserved by traditional capital providers such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds. Further, we believe that companies of this size generally are less leveraged relative to their enterprise value, as compared to larger companies with a greater range of financing options.

Reduced Availability of Capital for Lower Middle-market Companies Presents Opportunity for Attractive Risk-adjusted Returns. Beginning with the credit crisis that began in 2007, we believe that the subsequent exit of traditional capital providers from lower middle-market lending created a less competitive market and an increased opportunity for alternative funding sources like us to generate attractive risk-adjusted returns. The remaining lenders and investors in the current environment require lower levels of senior and total leverage, increased equity commitments and more comprehensive covenant packages than were customary prior to the credit crisis. We believe that our ability to offer flexible financing solutions positions us to take advantage of this dislocation.

Regulatory Changes have Decreased Competition among Lower Middle-market Lenders. We believe recent regulatory changes, including the adoption of the Dodd-Frank Act and the introduction of new international capital and liquidity requirements under the Basel III Accords have caused banking institutions to curtail their lending to lower middle-market companies. As a result, we believe that less competition will facilitate higher quality deal flow and allow for greater selectivity for us throughout the investment process.

Large Pools of Uninvested Private Equity Capital should Drive Future Transaction Velocity. We expect that private equity firms will remain active investors in lower middle-market companies. Private equity funds generally seek to leverage their investments by combining their equity capital with senior secured loans and/or mezzanine debt provided by other sources, and we believe that our investment strategy positions us well to partner with such private equity investors, although there can be no assurance that we will be successful in this regard. Although our interests may not always be aligned with the private equity sponsors of our portfolio companies given their positions as the equity holders and our position as the debt holder in our portfolio companies, we believe that private equity sponsors will provide significant benefits including incremental due diligence, additional monitoring capabilities and a potential source of capital and operational expertise for our portfolio companies.

Growth Companies Typically Pursue Mezzanine Debt as an Efficient Cost of Capital. Mezzanine debt can be an effective source of capital for companies experiencing rapid growth. We typically focus on companies that can achieve a revenue growth rate of at least two to three times the rate of GDP growth. It is not uncommon for Growth Companies to grow faster than their bank can provide debt to support that growth. Growth Companies therefore have two primary capital market options to fund that growth: (i) raise private equity from individuals or institutions; or (ii) raise mezzanine debt capital. We believe that mezzanine debt capital can be a more cost effective alternative for Growth Companies, and can be more competitive than raising private equity capital.

Competitive Advantages

Experienced Management Team. Members of our Adviser’s investment committee and other investment professionals of our Adviser collectively have more than 60 years of experience investing and lending across changing market cycles. These professionals have diverse backgrounds with prior experience in investment and management positions at investment banks, small business investment companies, which we refer to as SBICs, commercial banks and privately held companies. The investment professionals of our Adviser have invested more than $500 million in debt and equity securities of primarily lower middle-market companies. We believe this experience provides our Adviser with an in-depth understanding of the strategic, financial and operational challenges and opportunities of lower middle-market companies. Further, we believe this positions our Adviser to effectively identify, assess, structure and monitor our investments.

Strong Transaction Sourcing Network. Our Adviser’s investment professionals possess an extensive network of long-standing relationships with private equity firms, middle-market senior lenders, junior-capital partners, SBICs, financial intermediaries, law firms, accountants and management teams of privately owned businesses. We believe that the combination of these relationships and our reputation as a reliable, responsive and value-added financing partner will generate a steady stream of new investment opportunities and proprietary deal flow.

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Access to the BNY Wealth Management Platform. BNY Mellon maintains a substantial Wealth Management business that provides investment advisory and other services to high net worth individuals, families and family offices. BNY Mellon’s Wealth Management group interacts regularly with privately owned businesses and the family owners thereof. The Alcentra Mezzanine team maintains an active calling program on these offices as a source of deal flow and deal referrals. We utilize our access to the BNY Wealth Management platform as an important component of our network of relationships in sourcing investment opportunities.

Flexible Financing Solutions. We offer a variety of financing structures and have the flexibility to structure our investments to meet the custom needs of our portfolio companies, including among investment types and investment terms. Typically we invest in subordinated debt, coupled with an equity or equity-like component to increase the total investment return profile. We believe our ability to offer a variety of financing arrangements makes us an attractive partner to lower middle-market companies and enables our Adviser to identify attractive investment opportunities throughout economic cycles and across a company’s capital structure.

Rigorous Underwriting Policies and Active Portfolio Management. Our Adviser has implemented rigorous underwriting policies that are followed in each transaction. These policies include an extensive review and credit analysis of portfolio companies, historical and projected financial performance as well as an assessment of the portfolio company’s business model and forecasts which are designed to assess investment prospects via a thorough analysis of each potential portfolio company’s competitive position, financial performance, management team operating discipline, growth potential and industry attractiveness. In addition, we structure our debt investments with protective financial covenants, designed to proactively address changes in a portfolio company’s financial performance. Covenants are negotiated before an investment is completed and are based on the projected financial performance of the portfolio company. These processes are designed to, among other things, provide us with an assessment of the ability of the portfolio company to repay its debt at maturity. After investing in a portfolio company, we monitor the investment closely, receiving financial statements on at least a quarterly basis as well as annual audited financial statements. We analyze and discuss in detail the portfolio company’s financial performance with management in addition to attending regular board meetings. We believe that our initial and ongoing portfolio review process allows us to identify and maintain superior risk adjusted return opportunities in our target portfolio companies.

Minimize Portfolio Concentration. While we focus our investments in lower middle-market companies, we seek to diversify our portfolio across various industries, geographic sectors and private equity or other sponsors. We actively monitor our investment portfolio to ensure we are not overly concentrated across industries, geographic sectors or financial sponsors. By monitoring our investment portfolio in this manner we seek to reduce the effects of economic downturns associated with any particular industry sector or geographic region.

Access to the Alcentra Group Platform. We seek to leverage the depth and breadth of resources of the Alcentra Group platform across all aspects of its operations, benefiting from the Alcentra Group’s investment professionals, who in addition to their credit expertise, possess industry expertise. As of December 31, 2014, the Alcentra Group employs more than 27 senior analysts that closely follow a variety of industries, including healthcare, defense and business services. This unique access to in-house expertise will also be utilized in the ongoing monitoring of our investments.

Investment Guidelines for Evaluating Investment Opportunities

We believe that investing in debt of privately held companies provides several potential benefits, including:

• current income;

• priority in capital structure

• covenants and portfolio monitoring; and

• predictable exits.

We use the following guidelines in evaluating investment opportunities and constructing our portfolio. However, not all of these guidelines have been, or will be, met in connection with each of our investments.

Current Income. Senior term loans and mezzanine securities contractually provide either a fixed or variable coupon payable on a monthly or quarterly basis. We will seek to invest in debt securities that generate interest rate coupons of between 8 − 10% on our senior term loan investments, and total coupons of between 12 − 15% on our mezzanine investments, comprised of 10 − 12% paid in cash plus 2 − 3%paid in PIK interest.

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Priority in Capital Structure. In liquidation, debt holders typically are repaid first, with the remaining capital distributed to the equity holders. The structural priority of debt investing is a key component of our investment strategy to preserve capital.

Covenant and Portfolio Monitoring. We debt investments with financial covenants, which are used to proactively address changes in a company’s financial performance. Typical financial covenant tests include minimum EBITDA, total debt/EBITDA and fixed charge coverage. Covenants are negotiated before an investment is completed and are set based on the projected financial performance of the portfolio company. As the portfolio company reports monthly, quarterly or annual results, covenants are tested for compliance. If a portfolio company breaches a covenant, debt holders have several options available including waiving the covenant default, demanding repayment in full or modifying the terms of the debt in exchange for a fee or enhanced economic features, amongst others.

Predictable Exit. We execute each investment with a particular exit strategy determined by a variety of factors, including the portfolio company’s financial position, anticipated growth dynamics and the existing mergers & acquisitions environment. Mezzanine investments are typically structured with a bullet maturity, which is typically one year greater than the maturity on the senior debt facility. With either security, the investment will have a finite life, whereby the portfolio company is contractually required to repay the loan. Repayment typically occurs in the event of a refinancing, recapitalization or sale/merger of the company.

Operating and Regulatory Structure

Our investment activities are managed by our Adviser and supervised by our board of directors, a majority of whom are independent of our Adviser and its affiliates. Our Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, which we refer to as the Advisers Act. Under the Investment Advisory Agreement, we have agreed to pay Alcentra NY an annual base management fee based on our gross assets as well as an incentive fee based on our performance. See ‘‘Management Agreements — Management Fee’’ and ‘‘Incentive Fee.’’ Our Adviser also provides us with certain administrative and other services necessary for us to operate pursuant to the Investment Advisory Agreement. See ‘‘Management Agreements.’’

As a BDC, we are required to comply with certain regulatory requirements. The 1940 Act and the Code impose numerous constraints on the operations of BDCs and RICs. BDCs are required, for example, to invest at least 70% of their total assets primarily in securities of U.S. private or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt instruments that mature in one year or less from the date of investment. Moreover, qualification for taxation as a RIC requires satisfaction of certain source-of-income, asset diversification and distribution requirements. The 1940 Act also contains prohibitions and  restrictions relating to transactions between BDCs and their affiliates (including any investment advisers), principal underwriters and affiliates of those affiliates or underwriters. However, we may seek to co-invest on a concurrent basis with funds or entities managed by our Adviser, BNY Mellon or their affiliates, subject to compliance with existing regulatory guidance, applicable regulations and our allocation procedures. Certain types of co-investment transactions would only be permitted pursuant to an exemptive order from the SEC. Any such order will be subject to certain terms and conditions. Further there is no assurance that this application for exemptive relief will be granted by the SEC. See ‘‘Regulation.’’

Also, while we may borrow funds to make investments, our ability to use debt is limited in certain significant aspects. In particular, BDCs must have at least 200% asset coverage calculated in accordance with the 1940 Act in order to incur debt or issue preferred stock (which we refer to collectively as ‘‘senior securities’’). As a result, we are required to finance our investments with at least as much equity as senior securities in the aggregate.

In addition, we intend to elect for U.S. federal income tax purposes to be treated as, and to qualify annually as, a RIC under the Code. As a consequence of our proposed RIC status, as well as our status as a BDC, our asset growth is dependent on our ability to raise equity capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to preserve their status as a RIC and avoid corporate-level U.S. federal income tax. This requirement, in turn, generally prevents us from using earnings to support our operations, including making new investments. See ‘‘Certain U.S. Federal Income Tax

Considerations.’’

Recent Developments

[include any recent development]

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Implications of Being an Emerging Growth Company

We qualify as an emerging growth company, as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, for so long as we qualify as an emerging growth company.

In addition, Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as amended by Section 102(b) of the JOBS Act provide that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. However, pursuant to Section 107 of the JOBS Act, we are choosing to ‘‘opt out’’ of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company until the earlier of (a) up to five years measured from the IPO, (b) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more, (c) the date that we become a ‘‘large accelerated filer’’ as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (d) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Summary Risk Factors

An investment in our Securities is subject to risks. The following is a summary of the principal risks that you should carefully consider before investing in our Securities. In addition, see ‘‘Risk Factors’’ and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Securities.

• Both we and our Adviser have a limited history of operating and advising a BDC or a RIC,  and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

• We may not replicate the historical results achieved by other entities managed or advised by our Adviser.

• We are dependent upon key personnel of our Adviser and the Alcentra Group for our future success. If our Adviser or the Alcentra Group were to lose any of its key personnel, our ability to achieve our investment objective could be significantly harmed.

• Our business model depends to a significant extent upon our Adviser’s network of relationships with financial sponsors, service providers and other intermediaries. Any inability of our Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

• Our financial condition, results of operations and cash flows will depend on our ability to manage our business effectively.

• There are significant potential conflicts of interest that could negatively affect our investment returns, including the management of certain private investment funds by Alcentra NY and other investment advisers affiliated with the BNY Mellon Group.

• We are restricted in our ability to enter into transactions with entities deemed to be our affiliates, which may limit the scope of investments available to us.

• Regulations governing our operation as a BDC affect our ability to and the way in which we raise additional capital and, as a RIC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.

• If we are unable to meet the RIC asset diversification requirements, we may fail to qualify as a RIC.

• We finance our investments with borrowed money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us.

• Because we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income.

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• A general increase in interest rates will likely have the effect of increasing our net investment income, which would make it easier for our Adviser to receive incentive fees.

• To the extent interest rates increase, this may negatively impact the operating performance of our portfolio companies due to increasing debt service obligations and, therefore, may affect our results of operations.

• Adverse developments in the credit markets may impair our ability to borrow money.

• Most of our portfolio investments are recorded at fair value as determined in good faith by our board of directors and quoted prices or observable inputs are not generally available to determine such values, resulting in the use of significant unobservable inputs in our quarterly valuation process.

• Defaults by our portfolio companies would harm our operating results.

• The inability of our portfolio companies to pay interest and principal when due may contribute to a reduction in the net asset value per share of our common stock, our ability to pay dividends and to service our contractual obligations, and may negatively impact the market price of our common stock and other securities that we may issue.

• Our activities may be limited as a result of being controlled by a bank holding company.

• Investors may lose all or part of their investment in us.

• The market price of our common stock may fluctuate significantly.

• Investing in our common stock may involve an above average degree of risk.

• Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

• Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

• Shares of our common stock have traded at a discount from net asset value and may do so in the future.

• You may not receive dividends or our dividends may decline or may not grow over time.

• We will have broad discretion over the use of proceeds of any offering made pursuant to this prospectus, to the extent it is successful.

• Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering.

• If we issue preferred stock, the net asset value and market value of our common stock will likely become more volatile.

• Holders of any preferred stock we might issue would have the right to elect members of our board of directors and class voting rights on certain matters.

Significant Material Actual and Potential Conflicts of Interest

We have conflicts of interest arising out of the investment advisory activities of our Adviser and other operations of Alcentra Group and BNY Mellon. For example, we are an affiliate of BNY Mellon, which is a leading provider of financial services for institutions, corporations and high net worth individuals, providing asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. While we may benefit from BNY Mellon’s relationship and activities, situations will arise in which the interests of BNY Mellon and its affiliates will conflict with our interests and the interests of our stockholders. For example, we face potential conflicts of interest, including those relating to:

• advisory services, lending and loan syndication;

• conflicting investment interests;

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• time commitment of professionals;

• transactions with BNY Mellon and its affiliates; and

• competing funds and allocation policies.

In addition, as a result of restrictions imposed on bank holding companies and entities managed by bank holding companies (including us), our Adviser may be required or may decide to structure an investment in a manner that would be less favorable to us than structures available to a non-regulated entity. See ‘‘Related Party Transactions and Certain Relationships’’ and ‘‘Risk Factors — Risks Relating to our Business and Structure — There are significant potential conflicts of interest that could negatively affect our operations and investment returns.’’

Corporate Information

Our principal executive offices are located at 200 Park Avenue, 7th Floor, New York, New York 10166, and our telephone number is (212) 922-8240. We maintain a website located at www.alcentracapital.com. Information on our website is not incorporated into or a part of this prospectus.

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THE OFFERING

Common Stock Offered by us	shares, excluding shares of common stock issuable pursuant to the option to purchase additional shares granted to the underwriters.

Common Stock Outstanding Prior to This Offering	shares.

Common Stock Outstanding After This Offering	shares, excluding shares of common stock issuable pursuant to the option to purchase additional shares granted to the underwriters.

Use of Proceeds	We plan to use the net proceeds from the sale of our securities pursuant to this prospectus supplement and the accompanying prospectus for new investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We will also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds from the sale of our securities pursuant to this prospectus supplement and the accompanying prospectus. Proceeds not immediately used for new investments will be invested in cash, cash equivalents, U.S. government securities and other high-quality investments that mature in one year or less from the date of the investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower distributions, if any during such period. See "Use of Proceeds" in this prospectus supplement.

NASDAQ Global Select Market Symbol	“ABDC”

Investment Advisory Fees

We will pay our Adviser a fee for its services under the Investment Advisory Agreement. This fee consists of two components: a base management fee and an incentive fee. The base management fee is calculated at an annual rate as follows: 1.75% of our gross assets (i.e., total assets held before deduction of any liabilities), including assets purchased with borrowed funds or other forms of leverage and excluding cash and cash equivalents (such as investments in U.S. Treasury Bills), if our gross assets are below $625 million; 1.625% if our gross assets are between $625 million and $750 million; and 1.5% if our gross assets are greater than $750 million. The various management fee percentages (i.e. 1.75%, 1.625% and 1.5%) would apply to our entire gross assets in the event our gross assets exceed the various gross asset thresholds. For example, if our gross assets were $800 million, we would pay the Adviser a management fee of 1.5% on the entire $800 million of gross assets. The base management fee will be payable quarterly in arrears.

The incentive fee consists of two parts. The first part, which is calculated and payable quarterly in arrears, equals 20% of our “pre-incentive fee net investment income” for the immediately preceding quarter, subject to a hurdle rate of 2% per quarter (8% annualized), and is subject to a “catch-up” feature. The second part is calculated and payable in arrears as of the end of each calendar year (or, upon termination of the Investment Advisory Agreement, as of the termination date) and equals 20% of our aggregate cumulative realized capital gains from inception through the end of each calendar year, computed net of aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gain incentive fees. We will include any realized and unrealized capital gains and losses on our investments in U.S. Treasury Bills in computing any capital gain incentive fee payable to the Adviser.

Pre-incentive fee net investment income means interest income (including on our investments in U.S. Treasury Bills), dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable for administrative services under the Investment Advisory Agreement, and any interest expense and any distributions paid on any issued and outstanding preferred stock, but excluding the incentive fee and any offering expenses and other expenses not charged to operations but excluding certain reversals to the extent such reversals have the effect of reducing previously accrued incentive fees based on the deferral of non-cash interest). Pre-incentive fee net investment income excludes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income until we have received such income in cash. See “Management Agreements — Management Fee and Incentive Fee.”

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The Investment Advisory Agreement also requires us to reimburse our Adviser for our allocable portion (subject to the review of our board of directors) of overhead and other expenses, including furnishing us with office facilities and equipment and providing clerical, record keeping and other administrative services at such facilities. To the extent that our Administrator outsources any of its functions, we will pay the fees associated with such functions on a direct basis, without markup by or profit to our Adviser.

Our Adviser has agreed to waive its fees (base management and incentive fee), without recourse against or reimbursement by us, for the remainder of the quarter in which the initial public offering is completed and the subsequent four quarters to the extent required in order for the Company to earn a quarterly net investment income to maintain a targeted dividend payment on shares of common stock outstanding on the relevant dividend payment dates of 9.0% (to be paid on a quarterly basis).

Administration Agreement	We have entered into the Administration Agreement with State Street pursuant to which State Street will provide us with financial reporting, post-trade compliance, and treasury services. Pursuant to the Administration Agreement, we pay a fixed annual fee, paid in monthly installments in arrears, along with additional fees and expenses as incurred each month.

Distributions	To the extent that we have income available, we intend to make quarterly distributions to our shareholders for the first four full quarters subsequent to this offering and then make monthly distributions thereafter. Our monthly shareholder distributions, if any, will be determined by our Board of Directors on a quarterly basis. Any distribution to our shareholders will be declared out of assets legally available for distribution. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital, which is a return of a portion of a shareholder’s original investment in our common stock, to the extent of an investor’s basis in our stock and, assuming that an investor holds our stock as a capital asset, thereafter as a capital gain. Generally, a non-taxable return of capital will reduce an investor’s basis in our stock for federal tax purposes, which will result in higher tax liability when the stock is sold. See “Distributions” in the accompanying prospectus.

Taxation	Commencing with our tax year ending December 31, 2014 we intend to elect for U.S. federal income tax purposes to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders. To maintain our qualification as a RIC and the associated tax benefits, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our net ordinary income and net short-term capital gains, if any, in excess of our net long-term capital losses. See “Distributions.”

Dividend Reinvestment Plan	We have adopted a dividend reinvestment plan for our stockholders, which is an “opt out” dividend reinvestment plan. Under this plan, if we declare a cash distribution to our stockholders, the amount of such distribution will be automatically reinvested in additional shares of our common stock unless a stockholder specifically elects not to participate in our dividend reinvestment plan. If a stockholder opts out, that stockholder will receive cash distributions. Stockholders who receive distributions in the form of shares of common stock generally will be subject to the same U.S. federal, state and local tax consequences as stockholders who elect to receive their distributions in cash, but will not receive any corresponding cash distributions with which to pay any applicable taxes. See “Dividend Reinvestment Plan” in the accompanying prospectus.

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Trading at a Discount	Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. We are not generally able to issue and sell our common stock at a price below our net asset value per share unless we have shareholder approval. The risk that our shares may trade at a discount to our net asset value is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below net asset value. See “Risk Factors” in the accompanying prospectus.

License Agreement	We have entered into a License Agreement with our Adviser under which our Adviser has granted us a non-exclusive, royalty-free license to use the name “Alcentra.” For a description of the License Agreement, see “Management Agreements — License Agreement” in the accompanying prospectus.

Leverage	We expect to continue to use leverage to make investments. As a result, we may continue to be exposed to the risks of leverage, which include that leverage may be considered a speculative investment technique. The use of leverage magnifies the potential for gain and loss on amounts we invest and therefore, indirectly, increases the risks associated with investing in shares of our common stock. See “Risk Factors” in the accompanying prospectus.

Certain Anti-Takeover Provisions	Our charter and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third-party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “Description of Our Capital Stock” in the accompanying prospectus.

Available Information

We have filed with the SEC a registration statement on Form N-2, of which this prospectus is a part. This registration statement contains additional information about us and the shares of our common stock being offered by this prospectus. After the completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC. This information will be available at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. Information on the operation of the SEC’s public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

We maintain a website at www.alcentracapital.com and intend to make all of our annual, quarterly and current reports, proxy statements and other information available, free of charge, on or through our website. Information on our website is not incorporated into or part of this prospectus. You may also obtain such information free of charge by contacting us in writing at 200 Park Avenue, 7th Floor, New York, New York 10166.

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FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by ‘‘us,’’ ‘‘the Company’’ or ‘‘Alcentra Capital,’’ or that ‘‘we’’ will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in the Company.

Shareholder transaction expenses:
Sales load (as a percentage of offering price)		%(1)
Offering expenses (as a percentage of offering price)		%(2)
Dividend reinvestment plan expenses		%(3)
Total shareholder transaction expenses (as a percentage of offering price)		%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee payable under Investment Advisory Agreement		%(4)
Incentive fees payable under Investment Advisory Agreement		%(5)
Interest payments on borrowed funds		%(6)
Other expenses		%(7) (8)
Acquired fund fees and expenses	—	%(9)
Total annual expenses		%(10)

___________

(1)	In the event that the shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load.
(2)	The offering expenses of this offering are estimated to be approximately $.
(3)	The expenses of the dividend reinvestment plan are included in ‘‘other expenses.’’ For additional information, see ‘‘Dividend Reinvestment Plan’’ in the accompanying prospectus.
(4)	Our base management fee, payable quarterly in arrears, is at an annual rate as follows: 1.75% of our gross assets (i.e., total assets held before deduction of any liabilities), including assets purchased with borrowed amounts or other forms of leverage and excluding cash and cash equivalents such as investments in U.S. Treasury Bills (even if such cash and cash equivalents were purchased using leverage), if our gross assets are below $625 million; 1.625% if our gross assets are between $625 million and $750 million; and 1.5% if our gross assets are greater than $750 million. These various management fee percentages (i.e., 1.75%, 1.625% and 1.5%) would apply to our entire gross assets in the event our gross assets exceed the various gross asset thresholds. For example, if our gross assets were $800 million, we would pay the Adviser a management fee of 1.5% on the entire $800 million of gross assets. The fact that our base management fee is payable based upon our gross assets may encourage Alcentra NY to use leverage to make additional investments. For purposes of this table, the SEC requires that the ‘‘Management fees’’ percentage be calculated as a percentage of net assets attributable to common stock, rather than total assets, including assets that have been funded with borrowed monies because common stockholders bear all of this cost. See ‘‘Investment Advisory Agreement.’’
(5)	For more detailed information about the incentive fee calculations, see the ‘‘Investment Advisory Agreement’’ section of this prospectus.
(6)	Assumes we maintain our level of outstanding borrowings for the ended . “Interest payments on borrowed funds” represents our expected interest expense for the next twelve months, as well as commitment, unused and other fees, plus underwriting discounts, fees and expenses, less premiums, associated with debt obligations which are amortized over the life of such obligations based on the average level of outstanding borrowings. We may also issue preferred stock, which may be considered a form of leverage. While we have no present intent to do so during the twelve months following the date of this prospectus, in the event we were to issue preferred stock, our borrowing costs, and correspondingly our total annual expense, including our base management fee as a percentage of our net assets, would increase. See ‘‘Senior Securities’’ in this prospectus.
(7)	Includes our overhead expenses, including payments under the Investment Advisory Agreement based on our allocable portion of overhead and other expenses incurred by our Adviser as well as a fixed annual fee, along with additional fees and expenses as incurred by State Street as administrator. See ‘‘Management Agreements.’’

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(8)	Estimated.
(9)	Our shareholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under section 3(a) of the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act (“Acquired Funds”) in which we invest. We do not currently invest in underlying funds or other investment companies.
(10)	The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

Examples

The following examples demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The expense amounts assume an annual base management fee 1.75% for each year. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an insignificant impact on the expense amounts shown above, is not included in the example. If the 5% annual return was generated from only realized capital gains subject to the capital gains incentive fee under our investment advisory agreement, the projected dollar amount of total cumulative expenses over various periods with respect to the same hypothetical investment in our common stock would be as follows:

	1 year	3 years	5 years	10 years

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return from only realized capital gains subject to the capital gains incentive fee

While the examples assume reinvestment of all dividends and distributions at net asset value, if our board of directors authorizes and we declare a cash dividend, participants in our dividend reinvestment plan who have not otherwise elected to receive cash will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See ‘‘Dividend Reinvestment Plan’’ in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

These examples and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, an other expenses) may be greater or less than those shown.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the effect of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with our Adviser;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of our Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of our Adviser to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a RIC and as a BDC; and

•	the effect of changes to tax legislation and our tax position.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words.

We have based the forward-looking statements included in this prospectus on information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus or in any report that we file under the Exchange Act.

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CAPITALIZATION

The following table sets forth our capitalization as of       , 20   :

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of shares of our common stock in this offering at an assumed public offering price of $ per share (the last reported closing price of our common stock on , 20 ), after deducting the estimated underwriting discounts and commissions of approximately $ and estimated offering expenses of approximately $ payable by us.

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of , 20
	Actual	As Adjusted (unaudited)
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$

Liabilities:
Credit Facility	$	$
Alcentra Capital Internotes®	$	$
Other liabilities	$	$
Total liabilities	$	$

Net assets	$	$

Shareholders’ equity:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares outstanding	$	$
Total stockholders’ equity	$	$
Total liabilities and stockholders’ equity	$	$

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in debt and equity securities, repayment of any outstanding indebtedness, acquisitions and other general corporate purposes.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within twelve months, but in no event longer than two years, depending on the availability of attractive opportunities and market conditions. However, there can be no assurance that we will be able to achieve this goal.

Pending such uses and investments, we will invest the remaining net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in such securities. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of any offering, pending full investment, are held in lower yielding short-term instruments.

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UNDERWRITING

We are offering the shares of our common stock described in this prospectus through the underwriters named below.       is acting as the representative of the underwriters of this offering. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters named below, each of the underwriters have severally agreed to purchase the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of Shares

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

The principal business address of      is      .

Over-allotment Option

We will grant the underwriters an option to buy up to an aggregate of     additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters will have    days from the date of our final prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $    per share from the initial public offering price. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms.

The following table shows the public offering price and underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Per Share	Without Option	With Option
Public Offering Price	$	$	$
Sales load (underwriting discount and commission) payable by us	$	$	$
Sales load (underwriting discount and commission) payable by the Adviser	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the sales load, are estimated to be approximately $    million and are payable by us, which includes an amount not to exceed $    that we have agreed to reimburse the underwriters for certain underwriter counsel fees and expenses incurred by them in connection with this offering.

We and our Adviser have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of those liabilities.

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No Sales of Similar Securities

We, our executive officers and directors will enter into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons will agree not to, without the prior written approval of the representative, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of    days after the date of the final prospectus relating to this offering. At any time and without public notice, the representative may in its sole discretion release some or all of the securities from these lock-up agreements.

The Nasdaq Global Select Market Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ABDC.”

Price Stabilization; Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Additional Compensation to Underwriters

Certain of the underwriters and their affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our controlled affiliates. They may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including the credit facility and other bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Describe any other specific transaction and compensation related thereto to the extent required to be disclosed by applicable law or regulation]

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Other Jurisdictions

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by       ,       ,       .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding Alcentra Capital Corporation’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus. The registration statement contains additional information about us and the Notes being offered by this prospectus.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.

We maintain a website at www.alcentracapital.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 200 Park Avenue, 7th Floor, New York, New York 10166. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

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[      ] Shares

Alcentra Capital Corporation

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

[Underwriters]